Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 (No. 333-192518) of Banc of California, Inc. (formerly First PacTrust Bancorp, Inc.) of our audit report dated March 30, 2012, which expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty associated with certain regulatory actions, on the consolidated financial statements of Gateway Bancorp and subsidiary as of December 31, 2011 and 2010 and for the years then ended appearing in the Current Report on Form 8-K/A of Banc of California, Inc. filed with the Securities and Exchange Commission on April 10, 2012.

We also consent to the reference to our firm under the caption “Experts” in the aforementioned registration statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

February 10, 2014